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                                                                     Exhibit (m)


                               SERVICING AGREEMENT

Agreement made as of this 13th day of March, 1992 between each Fund listed on Appendix A (each such fund individually hereinafter referred to as the "Fund" and, collectively, the "Funds") and General Electric Investment Corporation, a Delaware corporation (the "Company").

                                   WITNESSETH:

WHEREAS, the Company has agreed to furnish each Fund with certain services in connection with the administration thereof, all as herein provided,

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

Services to be Performed

     The Company shall provide each Fund with the administrative and clerical services in connection with:

the maintenance of unitholder records, which shall show the ownership of interests in such Fund ("Units");

the issuance, transfer, cancellation and redemption of Units;

the receipt of money for Units purchased and transmittal of funds to a bank account specified by Trustees of such Fund;

the making of all payments and distributions in connection with Units; and

the performance of such other administrative services for such Fund as the Trustees thereof may wish to have performed by the Company.

Compensation

     Each Fund will, within thirty (30) days after receipt of an invoice therefor, reimburse the Company for its costs (direct or indirect) of providing the services specified in Paragraph 1 above, but without any provision for profit to the Company or its employees.

Records

     The Company shall maintain such books and records with respect to its activities hereunder is may be required from time to time by applicable law and as the Trustees of each Fund may, in addition, reasonably request. The Company

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     shall, from time to time, furnish the Trustees of each Fund with such data, reports and other information maintained or compiled by the Company in connection with its performance of the services provided for in Paragraph 1 above as such Trustees may reasonably request. In the event that this Agreement should be terminated, the Company will transmit to the Trustees of each Fund on the termination date all records in its possession relating to its services performed hereunder. The Company shall make available its books and records to the Trustees of each Fund and their agents, counsel and accountants as and when requested by such Trustees for purposes of audit or otherwise.

Communications

     All communications between the Company and the Trustees of each Fund may be made orally or in writing and the Company may rely on any such communications if it shall believe in good faith that the same have been given to it by a Trustee of such Fund or other person duly authorized on their behalf.

Amendment

     This Agreement may only be modified or amended or the terms thereof waived by an instrument in writing signed by the person or entity against whom such amendment, modification or waiver is sought to be enforced.

Termination

     This Agreement may be terminated (i) by the Company with respect to any or all the Funds or (ii) by any Fund with respect to the Company at any time by giving sixty (60) days' prior written notice thereof to the appropriate party hereto. This agreement may not be assigned or transferred except with the agreement of all parties hereto and any such attempted assignment or transfer without such agreement shall be null, void and of no effect.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.


                                         GENERAL ELECTRIC INVESTMENT CORPORATION


                                         By: /s/ Alan M. Lewis
                                         Alan M. Lewis, Executive
                                         Vice President


                                         TRUSTEES OF EACH OF:

                                             ELFUN DIVERSIFIED FUND
                                             ELFUN GLOBAL FUND
                                             ELFUN INCOME FUND
                                             ELFUN TAX-EXEMPT INCOME FUND
                                             ELFUN TRUSTS
                                             ELFUN MONEY MARKET FUND



                                         By: /s/ John H. Myers
                                             -----------------------------
                                             John H. Myers, Trustee



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                                   APPENDIX A

                                    Fund Name

                             Elfun Diversified Fund
                             Elfun Global Fund
                             Elfun Income Fund
                             Elfun Tax Exempt Income Fund
                             Elfun Trust
                             Elfun Money Market Fund




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